EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:                                                                                        February 1, 2016
Kimberly A. DeBra
EVP/Corporate Communications
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

Barbara Hayes Elected to the Board of
First Northern Community Bancorp

Dixon, Calif.— Louise A. Walker, President and Chief Executive Officer of First Northern Bank and First Northern Community Bancorp has announced the appointment of Barbara A. Hayes to both the Bank and Bancorp’s Boards of Directors effective February 1, 2016. She will also serve on First Northern Bank’s Audit Committee. Ms. Hayes fills the seat left vacant from Diane Hamlyn’s retirement in November 2015 after 31 years of service.

Most recently, Ms. Hayes served as President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO) from 2000 to 2015. During her tenure, SACTO successfully located or expanded more than 200 companies in the Sacramento Region, creating in excess of 45,000 jobs and multiple billions in capital investment for the region’s residents and local governments. Her work with State of California representatives and legislative staff to strategically introduce and amend legislation and regulations to remain competitive in corporate site searches resulted in seven corporate locations/expansions, more than 15,000 in new direct jobs and $1.5 billion in capital investment. Ms. Hayes began her current career in 1991 as State Director of the California Small Business Development Center Program.

Ms. Hayes holds Bachelor of Arts in International Relations and Economics from the University of California, Davis. She also completed coursework in accounting and business law at Sacramento State University, and holds a Public Service Ethics Certificate.

In addition to serving on the First Northern Boards, Ms. Hayes has served or is serving on the Boards of the Sacramento Employment Training Agency Workforce Investment Board, the California Safety Center, as Chair of the Sutter Hospital Sacramento-Sierra Region – Anderson Lucchetti Women’s and Children’s Center Community Advisory Board, on the California Statewide Certified Development Corporation, and on the American River College Pre-Apprenticeship Program Community Advisory Board.

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Her civic and business awards are numerous and range from the Sacramento Business Journal’s “Women Who Mean Business” awards to Sacramento Magazine’s “Regional Leaders to Watch” award, to the Sacramento Asian Chamber of Commerce “Golden Partner” award and the Women in Corporate Real Estate award.

The remaining 10 members of the First Northern’s Board of Directors include: John M. Carbahal of Winters (Chairman); Lori J. Aldrete of Sacramento (Vice Chairman); Frank J. Andrews Jr. of Fairfield; Patrick R. Brady of Roseville; Gregory DuPratt of Dixon; Richard M. Martinez of Woodland; Foy S. McNaughton of Fairfield; Owen J. Onsum of Dixon; David W. Schulze of Davis; and Louise A. Walker of Dixon.

About First Northern Bank
As the Sacramento Region’s local leader in small business lending and customer satisfaction, First Northern specializes in relationship banking. Experts are available in small business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville and Auburn. In March, the Bank will open a branch in the Point West area of Sacramento.  The Bank has a full-service Trust Department in Sacramento and a commercial lending office in Walnut Creek. Real estate mortgage and commercial loan officers are available by appointment in any of the Bank’s branches. The Bank is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com), and can be found on the Web at www.thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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